Exhibit 23.1

[Ernst & Young Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Flamel Technologies S.A.’s 2005 Stock Option Plan, Share Award to Employees, Warrants to Directors and Warrants to Scientific Advisory Committee of our report dated May 23, 2006, with respect to the consolidated financial statements of Flamel Technologies S.A included in its Annual Report (Form 20-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

May 31, 2006
Lyon, France

/s/ Jean-Luc Desplat

Ernst & Young Audit

Represented by Jean-Luc Desplat